UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported) – September 2, 2008

BROADPOINT SECURITIES GROUP, INC.
(Exact name of registrant as specified in its charter)

New York
(State or other jurisdiction of incorporation)
0-14140
(Commission File Number)
22-2655804
(IRS Employer Identification No.)
One Penn Plaza
New York, New York
(Address of Principal Executive Offices)
10119
(Zip Code)
(212) 273-7100
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement
Item 3.02. Unregistered Sales of Equity Securities
Item 9.01. Financial Statements and Exhibits
SIGNATURE
EXHIBIT INDEX
EX-2.1: STOCK PURCHASE AGREEMENT
EX-99.1: PRESS RELEASE

Item 1.01. Entry into a Material Definitive Agreement.
     On September 2, 2008 Broadpoint Securities Group, Inc. (the “Company”) entered into a stock purchase agreement (the “Stock Purchase Agreement”) with American Technology Research Holdings, Inc., a Delaware corporation (“AmTech”), Richard J. Prati, Curtis L. Snyder, Richard Brown, Robert Sanderson and Bradley Gastwirth (such individuals, together with all other holders of AmTech Common Stock (as defined below) and options to purchase AmTech Common Stock who join such Stock Purchase Agreement, the “Sellers”), providing for the acquisition by the Company of all of the issued and outstanding shares of common stock, par value $0.01 per share, of AmTech (the “AmTech Common Stock”) held by the Sellers and the cancellation of all outstanding options to purchase AmTech Common Stock held by the Sellers. The aggregate consideration to be paid by the Company is $10.0 million in cash (subject to adjustment), an aggregate of 2,676,437 shares of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”), which will be subject to transfer restrictions that will lapse ratably over the three years following the closing, and an aggregate of 323,563 shares of restricted stock from the Company’s 2007 Incentive Compensation Plan (the “Plan”), subject to vesting over a three year period based on continued employment with AmTech. The Sellers will also have the right to receive certain earn-out payments, consisting of 100% of the profits earned by AmTech in the fourth quarter of fiscal year 2008 and all of fiscal years 2009, 2010 and 2011, up to an aggregate of $15 million in profits. The Sellers also will have the right to receive earn-out payments consisting of 50% of such profits in excess of $15 million. All such earn-out payments will be paid 50% in cash and, depending on the recipient thereof, either 50% in Company Common Stock, which will be subject to transfer restrictions that will lapse ratably over the three years following issuance, or 50% in restricted stock from the Plan, subject to vesting based on continued employment with AmTech.
     The Stock Purchase Agreement includes customary representations, warranties and covenants for a transaction of this type. The closing of the acquisition is subject to certain customary closing conditions, such as the receipt of certain regulatory approvals, as well as 75% of the holders of AmTech Common Stock and options to purchase AmTech Common Stock joining the Stock Purchase Agreement. The Stock Purchase Agreement also contains indemnification provisions subject to specified limitations as to time and amount. The Stock Purchase Agreement may be terminated under customary circumstances, including by either party if the transaction is not consummated by December 31, 2008. In connection with the reorganization of its existing equities business, the Company expects to record a charge in the third quarter of approximately $2.0 million.
     The foregoing description of the terms of the Stock Purchase Agreement is not complete and is qualified in its entirety by reference to the Stock Purchase Agreement, a copy of which is attached as Exhibit 2.1 to this Current Report on Form 8-K and incorporated herein by reference.
     See the press release dated September 2, 2008, which is attached as Exhibit 99.1 hereto, for additional information.
Item 3.02. Unregistered Sales of Equity Securities.
     In connection with, and as consideration for, the transactions contemplated by the Stock Purchase Agreement, the Company has agreed to issue 2,676,437 shares of Company Common Stock (the “Closing Stock Payment”) to the Sellers. The Closing Stock Payment was negotiated between the Company, AmTech and certain of the Sellers in connection with the negotiation of the Stock Purchase Agreement. The offering of the Closing Stock Payment is being made to fewer than 35 Sellers who are not “accredited investors” as defined in Rule 501(a)(7) of Regulation D under the Securities Act of 1933, as amended (the “Securities Act”). The Closing Stock Payment has not been registered under the Securities Act or any state securities laws and may not be offered or sold in the United States in the absence of an effective registration statement or an exemption from the registration requirements of the Securities Act. The Company relied on the exemption from the registration requirements of the Securities Act set forth under Section 4(2) of the Securities Act and Regulation D thereunder.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description

2.1	Stock Purchase Agreement by and among Broadpoint Securities Group, Inc., American Technology Research Holdings, Inc., Richard J. Prati, Curtis L. Snyder, Richard Brown, Robert Sanderson and Bradley Gastwirth, dated as of September 2, 2008.

99.1	Press Release dated September 2, 2008.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BROADPOINT SECURITIES GROUP, INC.
By:	/s/ Robert I. Turner
	Name:	Robert I. Turner
	Title:	Chief Financial Officer

Dated: September 5, 2008

EXHIBIT INDEX

Exhibit No.	Description

2.1	Stock Purchase Agreement by and among Broadpoint Securities Group, Inc., American Technology Research Holdings, Inc., Richard J. Prati, Curtis L. Snyder, Richard Brown, Robert Sanderson and Bradley Gastwirth, dated as of September 2, 2008.

99.1	Press Release dated September 2, 2008.